UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

May 15, 2006 (May 9, 2006)
Date of Report (Date of earliest event reported):

INVESTMENT TECHNOLOGY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

380 Madison Avenue, New York, New York
(Address of principal executive offices)

10017
(Zip Code)

Registrant’s telephone number, including area code  (212) 588-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

On May 9, 2006, the Compensation Committee of the Board of Directors of the Registrant authorized the entry into change in control agreements with certain executives including the following executive officers: Ian Domowitz, Anthony J. Huck, Andrew J. Larkin, Howard C. Naphtali, Christopher J. Heckman, P. Mats Goebels, David Meitz and Angelo Bulone.

Each change in control agreement provides for the payment of benefits if the executive’s employment is terminated, within eighteen months following a change in control, either by the Company not for cause (and not due to the executive’s death or disability) or by the executive for good reason. Good reason is defined to include a material reduction in the executive’s primary functional authorities, duties or responsibilities (other than any such reduction resulting merely from an acquisition of the Registrant and its existence as a subsidiary or division of another entity), relocation of the executive’s principal job location of more than 35 miles, and reductions in the executive’s base salary or participation in annual incentive compensation plans, other than certain across the board reductions not in excess of ten percent of the executive’s target annual compensation. In addition, if the executive’s employment is terminated by the Registrant other than for cause within six months prior to the date of a change in control and it is reasonably demonstrated that the termination arose in connection with or in anticipation of the change in control, the benefits set forth below will be paid to the executive.

The benefits payable are base salary, together with unused accrued vacation, through the date of termination, pro-rata target annual bonus for the year of termination, and two times (one time, in the case of Mr. Bulone) the sum of the executive’s annual base salary in effect immediately prior to the date of termination or the date of the change in control, whichever is higher, plus the average of the Executive’s annual bonuses for the three years immediately preceding the year of termination of employment. Such amounts are payable in a lump sum within ten business days after the date of termination of employment. In addition, the Registrant will continue to provide the executive and his or her dependents with health and other welfare benefits for up to two years (one year, in the case of Mr. Bulone) following the date of termination.

If any payment under a change in control agreement is subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, the amounts payable will be reduced until no amount is subject to the excise tax, provided that no reduction will be made if the net after-tax benefit, taking into account income, employment and excise taxes, to which the executive would otherwise be entitled without the reduction would be greater than the net after-tax benefit to the executive resulting from receipt of the payments with such reduction. In the event of a dispute under a change in control agreement, the Registrant will reimburse the executive for reasonable legal fees and expenses incurred in the dispute if the executive prevails on any material claim or defense in the dispute.

A copy of the form of change in control agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01               Financial Statements and Exhibits.

(c)  Exhibits

The following are filed as exhibits to this report:

Item 10.1                Form of Change in Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.
(Registrant)

Date:	May 15, 2006	/s/ Howard C. Naphtali
Name: Howard C. Naphtali
Chief Financial Officer and Duly
Authorized Signatory of Registrant